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                                                                      EXHIBIT 23





             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


The Board of Directors
American Claims Evaluation, Inc. and Subsidiary:


We consent to the incorporation by reference in the registration statement (No. 333-39071) on Form S-8 of American Claims Evaluation, Inc. and subsidiary of our report dated June 7, 2004 on the consolidated balance sheets of American Claims Evaluation, Inc. and subsidiary as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years then ended, which report appears in the March 31, 2004 annual report on Form 10-KSB of American Claims Evaluation, Inc. and subsidiary.


/s/  KPMG LLP

Melville, New York
June 23, 2004